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                         NU HORIZONS ELECTRONICS CORP.
                                  EXHIBIT 11

                   COMPUTATION OF EARNINGS PER COMMON SHARE
                   ----------------------------------------
                                  (Unaudited)

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
                                              FOR THE THREE MONTHS                  FOR THE NINE MONTHS
                                                     ENDED                                 ENDED
                                       --------------------------------       --------------------------------
                                         NOVEMBER            NOVEMBER           NOVEMBER             NOVEMBER
                                         30, 1999            30, 1998           30, 1999             30, 1998
                                       -----------         -----------        -----------          -----------
BASIC EARNINGS:
---------------

Net Income                             $ 3,376,450         $ 1,287,843        $ 7,113,044          $ 3,640,018
                                       ===========         ===========        ===========          ===========

Weighted average number of
common shares outstanding                8,899,480           8,753,076          8,801,889            8,753,076
                                       ===========         ===========        ===========          ===========

BASIC EARNINGS PER COMMON SHARE
                                       $       .38         $       .15        $       .81          $       .42
                                       ===========         ===========        ===========          ===========

DILUTED EARNINGS:
-----------------

Net Income                             $ 3,376,450         $ 1,287,843        $ 7,113,044          $ 3,640,018
Net (after tax) interest expense
related to convertible debt                 85,000              85,000            255,000              255,000
                                       -----------         -----------        -----------          -----------
Net income as adjusted                 $ 3,461,450         $ 1,372,843        $ 7,368,044          $ 3,895,018
                                       ===========         ===========        ===========          ===========

SHARES:
-------

Weighted average number of
common shares outstanding                8,899,480           8,753,076          8,801,899            8,753,076

Stock options                            1,993,308           1,734,450          1,967,726            1,734,450

Assuming conversion of
convertible debt                           797,405             784,333            788,690              784,333
                                       -----------         -----------        -----------          -----------

Weighted average number of
common shares outstanding as
adjusted                                11,690,193          11,271,859         11,558,315           11,271,859
                                       ===========         ===========        ===========          ===========

DILUTED EARNINGS PER
COMMON SHARE
SHARE                                  $       .30         $       .12        $       .64          $       .35
                                       ===========         ===========        ===========          ===========
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